=================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION
               (Exact name of registrant as specified in charter)

                   Delaware                                22-1897375
         (State or other jurisdiction of                (I.R.S. Employer
         incorporation or organization)                Identification No.)

             Juniper Business Plaza, Suite 3-C, 3499 Route 9 North,
                           Freehold, New Jersey 07728
                                  732-577-9996

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Anna T. Chew
             Juniper Business Plaza, Suite 3-C, 3499 Route 9 North,
                           Freehold, New Jersey 07728
                                  732-577-9996

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------
                                 Copies to:
                                 Gary D. Gilson
                       Blackwell Sanders Peper Martin, LLP
                               Two Pershing Square
                          2300 Main Street, Suite 1000
                           Kansas City, Missouri 64108
                             ----------------------

        Approximate date of commencement of proposed sale to the public:
      From time to time after the Registration Statement becomes effective
                             ----------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ] ___________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            _________________________
                         Calculation of Registration Fee
=====================================================================================================
 Title of each class of                         Proposed            Proposed
    securities to be       Amount to be     maximum offering    maximum aggregate      Amount of
       registered           registered     price per share (1) offering price (1)  registration fee
-----------------------------------------------------------------------------------------------------
  Class A Common Stock   1,257,253 shares        $7.61           $9,567,695             $775
=====================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per share is based on the average of the high and low sales prices of the Registrant's Class A Common Stock on April 8,
     2003, as reported by the Nasdaq Stock Market.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the
Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              Subject to Completion
                  Preliminary Prospectus dated April 14, 2003

PROSPECTUS

                                1,257,253 Shares

                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION

                              Class A Common Stock
                            ________________________

         This prospectus relates to 1,257,253 shares of our Class A Common
Stock, par value $.01 per share that may be offered by Palisade Concentrated
Equity Partnership, L.P., the selling stockholder, from time to time in transactions on the Nasdaq Stock Market, in privately negotiated transactions or otherwise at fixed prices or prices which may be changed, at market prices prevailing at the time of the sale, at prices related to market prices prevailing at the time of the sale, or at negotiated prices. We originally issued these shares to the selling stockholder in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to rule 506 promulgated under the Securities Act.

         We will not receive any of the proceeds from the sale of the shares by the selling stockholder. All proceeds will go to the selling stockholder. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

         Our Class A Common Stock is listed on the Nasdaq Stock Market under the symbol "MNRTA." On April 11, 2003, the closing price of our Class A Common Stock on the Nasdaq Stock Market was $7.72 a share.

         An investment in our Class A Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus for a discussion of risk factors that you should consider in connection with an investment in our
Class A Common Stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                            ________________________

                 The date of this prospectus is April 14, 2003

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

                                       i

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or any sale of Class A Common Stock.

         Under this process, from time to time the selling stockholder may sell in one or more offerings up to 1,257,253 shares of our Class A Common Stock. We will not receive any proceeds from any sale of shares by the selling stockholder. You should read this prospectus together with the additional information described under the heading "Where you Can Find More Information" in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the Class A Common Stock offered under this prospectus.
Specifically, we have filed certain legal documents that control the terms of the Class A Common Stock as exhibits to the registration statement. We may file certain other legal documents that control the terms of the Class A Common Stock as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC's website or at the SEC offices mentioned under the heading "Where You Can Find More Information," or can be obtained by writing or telephoning us at the following address and telephone number:

                   Monmouth Real Estate Investment Corporation
                        Attention: Shareholder Relations
                            3499 Route 9 N, Suite 3-C
                             Juniper Business Plaza
                               Freehold, NJ 07728
                                 (732) 577-9996

         In this prospectus, "we," us," "our," "Monmouth," or the "Company"
refers to Monmouth Real Estate Investment Corporation, together with its predecessors and subsidiaries unless the context requires otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement under the
Securities Act with respect to the securities offered hereunder. As permitted by the SEC's rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and our Class A Common Stock, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the
SEC.

         You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at
1-800-SEC-0330 for further information on the

operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's website
(http://www.sec.gov). We also have a website (www.mreic.com) through which you may access our recent SEC filings. In addition, you may look at our SEC filings at the offices of the Nasdaq Stock Market, Inc., which is located at 1500
Broadway, New York, New York 10036. Our SEC filings are available through the
Nasdaq Stock Market because our Common Stock is listed and traded on the Nasdaq
Stock Market under the symbol "MNRTA".

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information.

         We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and before all the securities offered by this prospectus are sold.

     o    Our 2002 Annual Report on Form 10-K, as filed with the SEC on December
          23, 2002.

     o    Our Quarterly Report on Form 10-Q, as filed with the SEC on February
          13, 2003.

     o    Our Current Report on Form 8-K, as filed with the SEC on November 6,
          2002.

     o    Our Current Report on Form 8-K, as filed with the SEC on February 28,
          2003.

     o    Our Current Report on Form 8-K, as filed with the SEC on April 4,
          2003.

     o    The description of the our Class A Common Stock, $.01 par value, which is contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

                   Monmouth Real Estate Investment Corporation
                        Attention: Shareholder Relations
                            3499 Route 9 N, Suite 3-C
                             Juniper Business Plaza
                               Freehold, NJ 07728
                                 (732) 577-9996

                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION

         Monmouth Real Estate Investment Corporation is a Delaware corporation operating as a qualified real estate investment trust under Sections 856 through
858 of the Internal Revenue Code. Currently, we seek to invest in well-located, modern buildings leased to creditworthy tenants on long-term leases and derive our income primarily from the rental of these facilities. At September 30, 2002, we owned approximately 2,986,000 square feet of property, of which approximately
944,000 square feet, or 32%, is leased to Federal Express Corporation and its subsidiaries and approximately 301,000 square feet, or 10%, is leased to Keebler
Company. During fiscal 2002, 2001 and 2000 rental and occupancy charges from properties leased to these companies approximated 52%, 55% and 52%, respectively, of total rental and occupancy charges.

         At September 30, 2002, we had investments in thirty properties. These properties are located in Connecticut, Florida, Illinois, Iowa, Kansas,
Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey,
New York, North Carolina, Ohio, Pennsylvania, Virginia, and Wisconsin. All
properties are managed by a management company. All properties are leased on a net basis except the property located in Monaca, Pennsylvania.

         We compete with other investors in real estate for attractive investment opportunities. These investors include other "equity" real estate investment trusts, limited partnerships, syndications and private investors, among others.

         We have a flexible investment policy concentrating our investments in the area of net-leased industrial properties. Our strategy is to obtain a favorable yield spread between the yield from the net-leased industrial properties and mortgage interest costs. We continue to purchase net-leased industrial properties, since our management believes that there is a potential for long-term capital appreciation through investing in well-located industrial properties. There is the risk that, on expiration of current leases, the properties can become vacant or re-leased at lower rents. The results we obtain by re-leasing the properties will depend on the market for industrial properties at that time.

         We also continue to invest in both debt and equity securities of other real estate investment trusts (REITs). We from time to time may purchase these securities on margin when the interest and dividend yields exceed the cost of the funds. Such securities are subject to risk arising from adverse changes in market rates and prices, primarily interest rate risk relating to debt securities and equity price risk relating to equity securities.

         We are a Delaware corporation. Our executive offices are located at
Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey
07728, and our telephone number is (732) 577-9996. Our website is located at
www.mreic.com. Information contained on our website is not a part of this prospectus.

         Recent Developments

          On April 1, 2003, we purchased a 179,280 square foot industrial building in Edwardsville, Kansas from BODU Partners. This property is 100% net leased to Carlisle Tire and Wheel Company, a subsidiary of Carlisle Companies,
Inc., for 10 years. The purchase price was approximately

$7,000,000. We used approximately $2,200,000 of our revolving line of credit with Fleet Bank and obtained a mortgage of approximately $4,800,000. The purchase of this property represents our third acquisition of an industrial property since our fiscal year began on October 1, 2002.

         On February 27, 2003, we issued 1,257,233 shares of our Class A Common
Stock to Palisade Concentrated Equity Partnership, L.P. for $8,324,900.70 in a
private placement transaction exempt from the registration requirements of the
Securities Act pursuant to Rule 506 promulgated under the Securities Act. We used the proceeds from that transaction to repay outstanding indebtedness and for working capital purposes.

         On November 6, 2002, we purchased a 288,211 square foot manufacturing and warehouse facility in Tolleson, Arizona from Centex Industrial Buckeye I,
LLC. This warehouse facility is 100% net leased to Western Container
Corporation, which manufactures plastic bottles for Coca-Cola soft drink products. The lease is guaranteed by Coca-Cola Enterprises. The purchase price was approximately $14,800,000. We paid approximately $550,000 in cash, borrowed approximately $2,200,000 against our security portfolio with Prudential
Securities, used approximately $1,100,000 of our revolving line of credit with
Fleet Bank and obtained a mortgage of approximately $10,950,000. This mortgage payable is at an interest rate of 5.8% and is due November 1, 2012.

         On November 21, 2002, we purchased a 90,020 square foot warehouse facility in Ft. Myers, Florida from Jones Development Company, LLC. This warehouse facility is 100% net leased to Fed Ex Ground Package System, Inc., a subsidiary of Federal Express Corporation. The purchase price was approximately
$4,400,000. We paid approximately $1,200,000 in cash and obtained a mortgage of approximately $3,200,000. This mortgage payable is at an interest rate of 6.33%
and is due November 1, 2012. This purchase resulted in an additional concentration of our properties leased to Federal Express and its subsidiaries, and as a result our financial condition is further dependent on Federal Express.

                                  RISK FACTORS

         Set forth below are the risks that we believe are important to investors in our Class A Common Stock. Before you decide to purchase our Class A
Common Stock, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus. From time to time, we may make forward-looking statements (within the meaning of Section
27A of the Securities Act and Section 21F of the Exchange Act) in documents filed under the Securities Act, the Exchange Act, press releases or other public statements. If we make forward-looking statements, we assume no obligation to update forward-looking statements. Potential investors should not place undue reliance on forward-looking statements as they involve numerous risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. In addition to specific factors that may be disclosed simultaneously with any forward-looking statement, some of the factors related to us and our businesses that could cause actual results to differ materially from a forward-looking statement are set forth below, and elsewhere in this prospectus and in the documents we incorporate by reference.

                           Real Estate Industry Risks

         We face risks associated with local real estate conditions in areas where we own properties. We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of industrial properties in a local area or a decline in the attractiveness of our properties to tenants would have a negative effect on us.

         Other factors that may affect general economic conditions or local real estate conditions include:

          o    population and demographic trends;

          o    zoning, use and other regulatory restrictions;

          o    income tax laws;

          o    changes in interest rates and availability and costs of
               financing;

          o    competition from other available real estate;

          o    our ability to provide adequate maintenance and insurance; and

          o    increased operating costs, including insurance premiums and real estate taxes.

         We may be unable to compete with our larger competitors and other alternatives available to tenants or potential tenants of our properties. The real estate business is highly competitive. We compete for properties with other real estate investors, including other real estate investment trusts, limited partnerships, syndications and private investors, many of whom have greater financial resources, revenues, and geographical diversity than we have.
Furthermore, we compete for tenants with other property owners. All of our industrial properties are subject to significant local competition. We also compete with a wide variety of institutions

and other investors for capital funds necessary to support our investment activities and asset growth.

         We are subject to significant regulation that inhibits our activities and increases our costs. Local zoning and use laws, environmental statutes and other governmental requirements may restrict expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities. Legislation such as the Americans with
Disabilities Act may require us to modify our properties. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted or what changes may be implemented to existing legislation.

                      Risks Associated with Our Properties

         We may be unable to renew leases or relet space as leases expire. While we seek to invest in well-located, modern buildings leased to credit-worthy tenants on long term leases, a number of our properties are subject to short term leases. When a lease expires, a tenant may elect not to renew it. We may not be able to relet the property on similar terms, if we are able to relet the property at all. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property's operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

         We have been and may continue to be affected negatively by tenant financial difficulties and leasing delays. A general decline in the economy may result in a decline in the demand for industrial space. As a result, our tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. Any such event could result in the termination of that tenant's lease and losses to us. We receive a substantial portion of our income as rents under long-term leases. If tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we, in our sole discretion, may deem it advisable to modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs, taxes and insurance.

         We may be unable to sell properties when appropriate because real estate investments are illiquid. Real estate investments generally cannot be sold quickly and, therefore, will tend to limit our ability to vary our property portfolio promptly in response to changes in economic or other conditions. The inability to respond promptly to changes in the performance of our property portfolio could adversely affect our financial condition and ability to serve debt and make distributions to our stockholders.

          Environmental liabilities could affect our
profitability. We face possible environmental liabilities. Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for property damage, investigation costs and cleanup costs. Contamination may affect adversely the owner's ability to sell or lease real estate or to borrow using the real estate as collateral.

         We have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of unknown environmental conditions or violations with

respect to the properties we own or formerly owned. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed on, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability.

         We are not aware of any environmental liabilities relating to our investment properties which would have a material adverse effect on our business, assets, or results of operations. However, we cannot assure you that environmental liabilities will not arise in the future.

         If our insurance coverage is inadequate or we cannot obtain acceptable insurance coverage, our operations could be materially adversely affected. We generally maintain insurance policies related to our business, including casualty, general liability and other policies covering business operations, employees and assets. We may be required to bear all losses that are not adequately covered by insurance. Although our management believes that our insurance programs are adequate, no assurance can be given that we will not incur losses in excess of our insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable cost.

                                 Financing Risks

         We face risks generally associated with our debt. We finance a portion of our investments through debt. This debt creates risks, including:

          o    rising interest rates on our floating rate debt;

          o    failure to repay or refinance existing debt as it matures, which may result in forced disposition of assets on disadvantageous terms;

          o    refinancing terms less favorable than the terms of existing debt;
               and

          o    failure to meet required payments of principal and/or interest.

         We face risks associated with the use of debt to fund acquisitions, including refinancing risk. We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that a portion of the principal of our debt will not be repaid prior to maturity. Therefore, we will likely need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow will not be sufficient to repay all maturing debt in years when significant "balloon" payments come due. As a result, we may be forced to dispose of properties on disadvantageous terms.

         We may amend our business policies without your approval. Our board of directors determines our growth, investment, financing, capitalization, borrowing, REIT status, operations and distributions policies. Although our board of directors has no present intention to amend or reverse any of these policies, they may be amended or revised without notice to stockholders.

Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

                                   Other Risks

         The market value of our Class A Common Stock could decrease based on our performance and market perception and conditions. The market value of our
Class A Common Stock may be based primarily upon the market's perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our Class A Common Stock is influenced by the dividend on our Class A
Common Stock relative to market interest rates. Rising interest rates may lead potential buyers of our Class A Common Stock to expect a higher dividend rate, which would adversely affect the market price of our Class A Common Stock. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

         There are restrictions on the transfer of our Class A Common Stock. To maintain our qualification as a REIT under the Internal Revenue Code of 1986
(the "Code"), no more than 50% in value of our outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals, as defined in the Code to also include certain entities, during the last half of a taxable year. Accordingly, our charter and bylaws contain provisions restricting the transfer of our capital stock. See "Description of Capital Stock - Ownership
Limitations."

         Our earnings are dependent, in part, upon the performance of our investment portfolio. As permitted by the Code, we invest in and own securities of other real estate investment trusts. To the extent that the value of those investments declines or those investments do not provide a return, our earnings could be adversely affected.

         We are subject to restrictions that may impede our ability to effect a change in control. Certain provisions contained in our charter and bylaws, and certain provisions of Delaware law may have the effect of discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control.

         We may fail to qualify as a REIT. If we fail to qualify as a REIT, we will not be allowed to deduct distributions to stockholders in computing our taxable income and will be subject to Federal income tax, including any applicable alternative minimum tax, at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service.

         Furthermore, we would no longer be required to make any distributions to our stockholders as a condition to REIT qualification. Any distributions to stockholders that otherwise would have been subject to tax as capital gain dividends would be taxable as ordinary income to the extent of our current and accumulated earnings and profits. Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Code.

         To qualify as a REIT, and to continue to qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied, and will always be able to comply, with these requirements. In addition, facts and circumstances that may be beyond our control may affect our ability to continue to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure you that we are qualified or will remain qualified.

         We may be unable to comply with the strict income distribution requirements applicable to REITs. To obtain the favorable tax treatment associated with qualifying as a REIT, among other requirements, we are required each year to distribute to our stockholders at least 90% of our REIT taxable income. We will be subject to corporate income tax on any undistributed REIT taxable income. In addition, we will incur a 4% nondeductible excise tax on the amount by which our distributions in any calendar year are less than the sum of
(i) 85% of our ordinary income for the year, (ii) 95% of our capital gain net income for the year, and (iii) any undistributed taxable income from prior years. We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT (and to avoid corporate income tax and the
4% excise tax), even if conditions were not favorable for borrowing.

         Notwithstanding our status as a REIT, we are subject to various federal, state and local taxes on our income and property. For example, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. We may be subject to other federal income taxes as more fully described in "Material United States Federal Income Tax Consequences-Taxation of
Us as a REIT." We may also have to pay some state income or franchise taxes because not all states treat REITs in the same manner as they are treated for federal income tax purposes.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements with respect to our financial condition, results of operations and business. Words such as "anticipates,"
"expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described under "Risk Factors" in this prospectus and those in the documents we incorporate by reference that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

         In evaluating the securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 5 of this prospectus.

                                 USE OF PROCEEDS

         The selling stockholder, Palisade Concentrated Equity Partnership, L.P.
is selling all of the shares covered by this prospectus for its own account.
Accordingly, we will not receive any proceeds from the resale of the shares covered by this prospectus. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

                                       10

                               SELLING STOCKHOLDER

         On February 27, 2003, we issued 1,257,253 shares of our Class A Common
Stock to Palisade Concentrated Equity Partnership, L.P. for $8,324,900.70 in a
private placement transaction exempt from the registration requirements of the
Securities Act pursuant to Rule 506 promulgated under the Securities Act.

         Prior to the private placement, the selling stockholder did not hold any of our shares or have any other relationship with us. No officer or director of the selling stockholder also serves as an officer or director of Monmouth or any predecessor or affiliate of ours. In connection with the investment by the selling stockholder in us, we agreed to allow a representative of the selling stockholder to attend, subject to certain limitations, all meetings of our board of directors and all committees of our board of directors, in a non-voting, observer capacity. In addition, that representative will be provided a copy of all materials delivered to the members of our board of directors.

         The following table lists information with respect to the selling stockholder's ownership of shares of our Class A Common Stock. This information is based on information provided by or on behalf of the selling stockholder. To our knowledge, the selling stockholder has sole voting and investment power over the shares owned.

                           Shares Beneficially Owned                Shares Beneficially Owned
                             Prior to the Offering                     After the Offering
                             ---------------------                     ------------------
                                                  Number of Shares
                                                       Being
Name                         Number      Percent      Offered       Number       Percent
----                         ------      -------      -------       ------       -------
Palisade Concentrated
Equity Partnership,
L.P.
                           1,257,253       9.6%       1,257,253      -0-           -0-

                                       11

                          DESCRIPTION OF CAPITAL STOCK

         The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our charter and bylaws for a complete description.

         General. The total number of shares of capital stock of all classes that we are authorized to issue is 20,100,000. Currently, our charter authorizes the issuance of 20,000,000 shares of Class A Common Stock, par value $.01 per share, and 100,000 shares of Class B Common Stock, par value $.01 per share. As of December 31, 2002, 12,829,110 shares of Class A Common Stock were issued and outstanding and no shares of Class B Common Stock were issued or outstanding.
Our outstanding shares of Class A Common Stock are currently listed on the
Nasdaq Stock Market under the symbol "MNRTA".

         Distributions. As a holder of our Class A Common Stock, you will be entitled to receive distributions, if, as and when declared by our board of directors, out of our assets that we may legally use for distributions to stockholders. We currently pay regular quarterly distributions on our Class A
Common Stock. We may, however, stop paying dividends at any time. In the event of our liquidation, after payment of, or adequate provision for, all of our known debts and liabilities, holders of Class A Common Stock will be entitled to share ratably in all assets that we may legally distribute to our stockholders.
Holders of Class B Common Stock are not entitled to any assets upon liquidation.

         As a holder of our Class A Common Stock, you will have no preferences, conversion, sinking fund, or preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding distributions, holders of Class A Common Stock and Class B Common Stock have identical rights, preferences, terms and conditions.

         Ownership Limitations. Under our charter, if our board of directors determines, in good faith, that direct or indirect ownership of our stock has or may become concentrated to an extent that may prevent us from qualifying as a
REIT, the board is authorized to prevent the transfer of stock or call for redemption a number of shares of Class A Common Stock at a price generally equal to the last reported sale price of the shares on the Nasdaq Stock Market on the last day prior to the redemption date in an amount sufficient in the opinion of the board to maintain or bring the direct or indirect ownership of our stock into conformity with the REIT provisions of the Code. Our board has also passed a resolution stating that any transfer of Class A Common Stock that results in a person owning, directly or indirectly, in excess of 9.8% of the outstanding shares of Class A Common Stock shall be void and of no effect.

         The board may, at any time, order the redemption of all, but not less than all, of the Class A Common Stock owned, directly or indirectly, by any stockholder if the stockholder holds fewer than 50 shares of Class A Common
Stock.

         Voting Rights. As a holder of Class A Common Stock, you will have one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of Class A Common Stock can elect all of the directors then standing for

                                       12

election and the holders of the remaining shares of Class A Common Stock, if any, will not be able to elect any directors.

         Stockholder Liability. Under Delaware corporate law, you will not be liable as a stockholder for our obligations solely as a result of your status as a stockholder.

         Anti-Takeover Effects. Our charter contains provisions that govern business transactions with related persons that may have an effect of delaying, deferring, or preventing a change in control. Our charter generally provides, with certain exceptions, that the affirmative vote of 70% of the shares entitled to vote in the election of directors is required for certain business combinations with certain related persons. Related persons are generally defined as persons who beneficially own 10% or more of the shares entitled to vote in the election of directors and certain affiliates and associates of such persons.
However, the affirmative vote of 70% of the shares entitled to vote in the election of directors is not required if the business combination is expressly approved by both the board of directors and a majority of all continuing directors or the business combination involves cash or other consideration being received by the stockholders and certain fair market value conditions are met.
Further, a majority of the continuing directors has the power to make final and binding determinations as to certain matters related to the transaction such as whether a person is a related person.

         In addition, the provision in our charter requiring the approval of 70%
of the stockholders to amend provisions in our charter relating to, among other things, the election of directors, the removal of directors, the calling of special stockholder meetings, restrictions on the transferability of shares of our Class A Common Stock and business combinations could have an anti-takeover effect. Further, our directors can only be removed for "cause" as defined in our bylaws to include dishonesty, willful misconduct and failure to perform stated
duties. We also have authorized but unissued shares of Class B Common Stock that could be issued in such a way as to have anti-takeover effects.

          Transfer Agent. The registrar and transfer agent for shares of our
Class A Common Stock is Mellon Investor Services.

                                       13

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

                               Introductory Notes

         The following is a description of the material Federal income tax considerations to a holder of our Class A Common Stock. An applicable prospectus supplement will contain information about additional Federal income tax considerations, if any, relating to particular offerings of our Class A Common
Stock. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the
United States) who are subject to special treatment under the Federal income tax laws.

         Blackwell Sanders Peper Martin LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable Federal income tax law, is correct in all material respects and fairly summarizes the Federal income tax laws referred to herein. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our Class A Common
Stock to any particular holder. The opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change.
Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the
Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the
Internal Revenue Service or will be sustained by a court if so challenged.

         Each prospective purchaser is advised to consult the applicable prospectus supplement, as well as his or her own tax advisor, regarding the specific tax consequences to him or her of the acquisition, ownership and sale of securities of an entity electing to be taxed as a real estate investment trust, including the federal, state, local, foreign, and other tax consequences of such acquisition, ownership, sale, and election and of potential changes in applicable tax laws.

                                       14

                            Taxation of Us as a REIT

         General. We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our taxable year which ended September
30, 1968. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since our inception, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.
See "Failure to Qualify" below.

         The following is a general summary of the material Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

         Blackwell Sanders Peper Martin LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended September 30, 2000 through September 30, 2002, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2003 and thereafter. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Blackwell Sanders Peper Martin LLP as to factual matters relating to our organization and operation. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

         Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Blackwell Sanders
Peper Martin LLP will not review our operating results on an ongoing basis.
While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

         If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation.

         Notwithstanding our REIT election, however, we will be subject to
Federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any

                                       15

undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i)
net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year
(for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See "Annual Distribution
Requirements" below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then, to the extent of such property's built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable assuming that we made or would make an election pursuant to Notice
88-19 or Treasury Regulations that were promulgated in 2000. Eighth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

                         Requirements for Qualification

         The Code defines a REIT as a corporation, trust or association (i)
which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the
Code to include certain entities) during the last half of each taxable

                                       16

year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The
Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition
(vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient Common Stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our Charter contains restrictions regarding the transfer of our stock intended to assist in continuing to satisfy the stock ownership requirements described in (v) and (vi)
above. See "Description of Capital Stock - General." These restrictions, however, may not ensure that we will be able to satisfy these stock ownership requirements. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.

         In addition, if a corporation elected to be a REIT subsequent to
October 4, 1976, it must have as its taxable year, the calendar year. We elected to be classified as a REIT prior to that date. Consequently, our taxable year ends September 30.

         To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

         For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied with such requirements. For our tax years beginning
January 1, 1998 and after, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

                           Qualified REIT Subsidiaries

         If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours

                                       17

will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

                            Taxable REIT Subsidiaries

         A "taxable REIT subsidiary" is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable
REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

         Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. We currently do not have any taxable REIT subsidiaries.

                                  Income Tests

         In order for us to maintain qualification as a REIT, certain separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, some payments under hedging instruments, or from any combination of the foregoing.

         Rents received by us will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met.
First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         Second, rents received from a tenant will not qualify as "rents from real property" if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a "Related Party
Tenant"). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from

                                       18

being "rents from real property" by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

         Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." This 15% test is based on relative fair market value of the real and personal property.

         Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

         If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of our income to our federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

                                   Asset Tests

         At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

          1.   At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items and government
               securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

                                       19

          2.   Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

          3.   Except for certain investments in REITs, qualified REIT
               subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

          4.   Except for certain investments in REITs, qualified REIT
               subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

          5.   Except for certain investments in REITs, qualified REIT
               subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify as "straight debt"
               under the Internal Revenue Code.

          6.   Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

         For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified
REIT subsidiary are treated as owned directly by the REIT.

         Securities, for purposes of the assets tests, may include debt we hold.
However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20 percent profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate
(or the interest payment dates) of which is not contingent on the profits, the borrower's discretion or similar factors.

         With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal
Revenue Service might not disagree with our determinations.

         After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% or 5%
asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30

                                       20

days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%,
20%, or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a
REIT.

                        Annual Distribution Requirements

         We, in order to qualify as a REIT, are required to distribute dividends
(other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on
December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii)
95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

         We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit.
Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

          We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions.
In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible

                                       21

expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

         Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the
Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

                               Failure to Qualify

         If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates.
Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.
It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

                            Taxation of Stockholders

          Taxation of Taxable U.S. Stockholders. As used in the remainder of this discussion, the term "U.S. Stockholder" means a beneficial owner of our
Class A Common Stock that is for United States federal income tax purposes:

          1.   a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

          2.   a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

          3.   an estate the income of which is subject to United States federal income taxation regardless of its source; or

          4.   in general, a trust subject to the primary supervision of a
               United States court and the control of one or more United States persons.

         Generally, in the case of a partnership that holds our Class A Common
Stock, any partner that would be a U.S. Stockholder if it held the Class A
Common Stock directly is also a U.S. Stockholder. As long as we qualify as a
REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such
                                       22

amounts. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's Class A Common Stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder's Class A
Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December
31 of such year, provided that the dividend is actually paid by us during
January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

         In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Class A Common Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules)
generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

         Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal
Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 20% on net long-term capital gain
(generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater that one year.

         Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any
"passive losses" against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation.
Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

         Upon any taxable sale or other disposition of our Class A Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between

                                       23

          o    the amount of cash and the fair market value of any property received on such disposition; and

          o    the U.S. Stockholder's adjusted basis in such stock for tax purposes.

         Gain or loss will be capital gain or loss if the Class A Common Stock has been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 20%. U.S. Stockholders that acquire, or are deemed to acquire, stock after December 31, 2000 and who hold the stock for more than five years and certain low income taxpayers may be eligible for a lower long-term capital gains rate. However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT's "unrecaptured Section 1250 gain," such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

         Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held our Class A Common Stock as "debt financed property"
within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of Class A Common Stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the Class A Common Stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections
501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue
Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

         A "qualified trust" (defined to be any trust described in Code Section
401(a) and exempt from tax under Code Section 501(a)) that holds more than 10%
of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special
"look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either
(i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any
REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of

                                       24

the REIT shares is equal to the ratio of (i) the UBTI earned by the
REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

         The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the Board of Directors.

         Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S.
Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S.
Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in our Class A Common Stock, including any reporting requirements.

         Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a
U.S. trade or business.

         Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax.
If it cannot be determined at the time that such a distribution is made whether

                                       25

or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.
         For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the
Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA,
these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S.
stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

         Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

          o    the investment in our stock is effectively connected with the
               Non-U.S. Stockholder's U.S. trade or business, in which case the
               Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

          o    the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30%
               tax on the individual's net capital gains for the taxable year;
               or

          o    our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

         Our Class A Common Stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S.
Stockholders.

         We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our Class A Common Stock would not be subject to taxation under FIRPTA. Because our Class A Common Stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

         Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our Class A Common Stock, gain arising from the sale still would not be subject to FIRPTA tax if:

                                       26

          o    the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established
               securities market, such as the NYSE; and

          o    the selling Non-U.S. Stockholder owned, actually or
               constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

         If gain on the sale or exchange of our Class A Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable
U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

         State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. Stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above.
Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our Class A
Common Stock.

                Backup Withholding Tax and Information Reporting

         U.S. Holders. In general, information-reporting requirements will apply to certain U.S. holders with regard to payments of dividends on our stock, OID, interest, and payments of the proceeds of the sale of our Class A Common Stock, unless an exception applies.

         The payor will be required to withhold tax on such payments at the rate of 27% (scheduled to be reduced incrementally to 25% by 2006) if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue
Service notifies the payor that the TIN furnished by the payor is incorrect.

         In addition, a payor of dividends on our Class A Common Stock will be required to withhold tax at a rate of 27% (scheduled to be reduced incrementally to 25% by 2006) if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section
3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

         Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's United
States Federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                                       27

         Non-U.S. Holders. Generally, information reporting will apply to payments of dividends on our Class A Common Stock, interest, including OID, and backup withholding as described above for a U.S. holder, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

         The payment of the proceeds from the disposition of our Class A Common
Stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S.
holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are U.S.
persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

         Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury
Regulations, some holders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

                                       28

                              PLAN OF DISTRIBUTION

         The selling stockholder may offer its shares of Class A Common Stock at various times in one or more of the following transactions:

          o    in transactions on the Nasdaq Stock Market or such other markets on which our Class A Common Stock may be listed at the time of such sale;

          o    in privately negotiated transactions; or

          o    through a combination of these or other methods.

         The selling stockholder may offer its shares of Class A Common Stock at fixed prices or prices which may be changed, at market prices prevailing at the time of the sale, at prices related to such market prices or at negotiated prices.

         The selling stockholder may use broker-dealers to sell its shares of
Class A Common Stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of Class A Common Stock.
Broker-dealers may act as brokers by purchasing any or all of the shares covered by this prospectus as agents for others or as dealers by purchasing any or all of the shares covered by this prospectus as principals for their own accounts and reselling such securities under the prospectus.

         The selling stockholder and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resales of the shares may be considered underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholder with respect to the offer to sell the shares under this prospectus.
If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

          o    names of such broker-dealers;

          o    the number of shares involved;

          o    the price at which such shares are to be sold;

          o    the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; and

          o    other facts material to the transaction.

         The selling stockholder may also transfer the common stock held by it by gift or other non-sale related transfer, in which case the donees, transferees or other successors-in-interest will

                                       29

be deemed to be selling stockholders. In that event, the number of shares offered by Palisade Concentrated Equity Partnership, L.P. will decrease as and when it takes any of the above actions, although the aggregate number of shares offered under this prospectus will remain unchanged. The plan of distribution will also remain unchanged. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold by any selling stockholder under Rule 144 rather than pursuant to this prospectus.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Class A Common Stock offered hereby will be passed upon for us by Blackwell Sanders Peper Martin LLP.
The discussion of legal matters under "Material United States Federal Income Tax
Consequences" is based upon an opinion of Blackwell Sanders Peper Martin LLP.

                                     EXPERTS

         The consolidated financial statements and schedules of Monmouth Real
Estate Investment Corporation as of September 30, 2002 and 2001, and for each of the years in the three-year period ended September 30, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                       30

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              Item 14. Other Expenses of Issuance and Distribution

         The following is an itemized statement of estimated expenses to be paid by the Registrant in connection with the issuance and sale of the securities being registered.

        Securities and Exchange Commission registration fee......... $     775
        Accounting fees and expenses................................     5,000*
        Printing fees...............................................     3,000*
        Legal fees and expenses.....................................     5,000*
        Transfer agent, registrar and trustee fees..................       -0-
        Miscellaneous...............................................     5,000*
                                                                      ----------
                  Total.............................................. $ 18,775*
                                                                      ==========
         *Estimated

               Item 15. Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware
provides, in general, that a corporation incorporated under the laws of the
State of Delaware, such as the Registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees)
actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the
Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

         Article XII of the Registrant's Certificate of Incorporation and
Amendments thereto states: "To the fullest extent permitted by the General
Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, no director of the Corporation shall be

                                      II-1

personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this
Article XII shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation nor its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8,
Section 174 of the General Corporation Law of the State of Delaware or (iv) for
any transaction from which such director derived an improper personal benefit.
Failure of the Corporation to qualify as an REIT under the REIT Provisions of the Internal Revenue Code shall not render the directors liable to any stockholder or any other person. Any repeal or modification of this Article XII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the
Corporation existing at the time of such repeal or modification."

         Article VI Section 2 of the Registrant's Bylaws and Amendments thereto states: "The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the corporation (other than a judicial action or suit brought by or in the right of the Corporation), by reason of the fact that he or she is or was an Agent, against all expenses, liability and loss
(including attorneys' fees, judgments, fines, excise taxes imposed under the
Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by the Agent in connection with such action, suit, proceeding or investigation, or any appeal therein, if the Agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or here conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Agent did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, that the Agent had reasonable cause to believe that his or her conduct was unlawful."

         Article VI Section 3 of the Registrant's Bylaws and Amendments thereto states: "The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent, against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense, settlement or appeal of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the
Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

                                      II-2

         In addition, the Registrant has entered into indemnification agreements with its officers and directors which contain provisions which are in some respects broader than the specific indemnification provisions contained in
Section 145 of the General Corporation Law of the State of Delaware. Insofar as
indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                               Item 16. Exhibits.

Exhibit  Description of Exhibit
Number   Filed herewith:
------   ---------------

(4.1)    Certificate of Incorporation of Monmouth Real Estate Investment Corporation
         (incorporated by reference from Registrant's Form S-4, Registration
         No. 33-34105, filed with the SEC on April 13, 1990).

(4.2)    Certificate of Amendment to the Certificate of Incorporation dated
         May 9, 1995 (incorporated by reference from Exhibit 3(ii) to the
         Registrant's Form 10-K filed with the SEC on December 23, 2002).

(4.3)    Certificate of Amendment to the Certificate of Incorporation dated
         July 22, 1999 (incorporated by reference from Exhibit 3(iii) to the
         Registrant's Form 10-K filed with the SEC on December 23, 2002).

(4.4)    Certificate of Amendment to the Certificate of Incorporation dated
         April 26, 2002 (incorporated by reference from Exhibit 3(iv) to the
         Registrant's Form 10-K filed with the SEC on December 23, 2002).

(4.5)    Bylaws of Monmouth Real Estate Investment Corporation (incorporated by reference from Registrant's Form S-4, Registration No. 33-34105, filed with the SEC on April 13, 1990).

(5)      Opinion of Blackwell Sanders Peper Martin LLP.

(8)      Opinion of Blackwell Sanders Peper Martin LLP.

(23.1)   Consent of Blackwell Sanders Peper Martin LLP (included in Exhibits 5 and 8).

(23.2)   Consent of KPMG LLP.

(24)     Power of Attorney.

                                      II-3

                             Item 17. Undertakings.

         The Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3)of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

                  Provided, however, that paragraphs 1(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form
         S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the
Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a

                                      II-4

director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           [The remainder of this page is intentionally left blank.]

                                      II-5

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Freehold, State of New Jersey on the 14th day of
April, 2003:

                                     Monmouth Real Estate Investment Corporation

                                     By:      /s/ EUGENE W. LANDY
                                        --------------------------------------------
                                         Printed Name: Eugene W. Landy
                                         Title:  Chairman of the Board and President

          Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities indicated on this 14th day of April, 2003.

  /s/ EUGENE W. LANDY                                /s/ MATTHEW I. HIRSCH
--------------------------------------          --------------------------------------
             Eugene W. Landy                            Matthew I. Hirsch
         Chairman of the Board,                              Director
         President and Director
      (Principal Executive Officer)
                                                     /s/ CHARLES P. KAEMPFFER
                                                --------------------------------------
    /s/ CYNTHIA J. MORGENSTERN                            Charles P. Kaempffer
--------------------------------------                         Director
         Cynthia J. Morgenstern
  Executive Vice President and Director
                                                          /s/ SAMUEL A. LANDY
                                                --------------------------------------
    /s/ ERNEST V. BENCIVENGA                                Samuel A. Landy
--------------------------------------                         Director
        Ernest V. Bencivenga
       Treasurer and Director
                                                        /s/ JOHN R. SAMPSON
                                                --------------------------------------
      /s/ ANNA T. CHEW                                      John R. Sampson
--------------------------------------                         Director
                Anna T. Chew
           Controller and Director
(Principal Financial and Accounting Officer)            /s/ PETER J. WEIDHORN
                                                --------------------------------------
                                                            Peter J. Weidhorn
     /s/ DANIEL D. CRONHEIM                                     Director
--------------------------------------
         Daniel D. Cronheim
              Director

                                Index to Exhibits

Exhibit           Description of Exhibit
Number            Filed herewith:
-------           -----------------------

(4.1)             Certificate of Incorporation of Monmouth Real Estate Investment
                  Corporation (incorporated by reference from Registrant's Form S-4,
                  Registration No. 33-34105, filed with the SEC on April 13, 1990).

(4.2)             Certificate of Amendment to the Certificate of Incorporation
                  dated May 9, 1995 (incorporated by reference from Exhibit 3(ii)
                  to the Registrant's Form 10-K filed with the SEC on
                  December 23, 2002).

(4.3)             Certificate of Amendment to the Certificate of Incorporation
                  dated July 22, 1999 (incorporated by reference from Exhibit
                  3(iii) to the Registrant's Form 10-K filed with the SEC on
                  December 23, 2002).

(4.4)             Certificate of Amendment to the Certificate of Incorporation
                  dated April 26, 2002 (incorporated by reference from Exhibit
                  3(iv) to the Registrant's Form 10-K filed with the SEC on
                  December 23, 2002).

(4.5)             Bylaws of Monmouth Real Estate Investment Corporation
                  (incorporated by reference from Registrant's Form S-4,
                  Registration No. 33-34105, filed with the SEC on April 13, 1990).

(5)               Opinion of Blackwell Sanders Peper Martin LLP.

(8)               Opinion of Blackwell Sanders Peper Martin LLP.

(23.1)            Consent of Blackwell Sanders Peper Martin LLP (included in
                  Exhibits 5 and 8).

(23.2)            Consent of KPMG LLP.

(24)              Power of Attorney.